Exhibit 99.1

[I.D. SYSTEMS LOGO]

Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE

             CONTACTS: For Financial Press             For Trade Press
                       Ned Mavrommatis                 Greg Smith
                       Chief Financial Officer         Vice President Marketing
                       ned@id-systems.com              gsmith@id-systems.com
                       General Phone: 201-996-9000;    Fax: 201-996-9144

             I.D. Systems Receives Order from Car Rental Company for
              Pilot Test of Wireless Rental Fleet Management System

Hackensack, NJ, February 27, 2006 -

I.D. Systems, Inc. (NASDAQ: IDSY) today announced that it has received a purchase order from a large U.S.-based car rental company to deploy I.D. Systems' wireless fleet management system at a car rental facility in a U.S. airport. This deployment will serve as a pilot program for the car rental company to evaluate the benefits of the system in live operations. The company is a new customer for I.D. Systems in the rental fleet management market.

I.D. Systems holds a United States patent for a fully automated wireless vehicle rental and return system designed to both enhance the consumer's rental experience and benefit the rental company by providing information that can be used to increase revenues, reduce costs and improve customer service. The system is designed to automatically upload vehicle identification number, mileage and fuel data as a vehicle enters and exits the rental lot, which can expedite the rental process for travelers and provide the rental company with more timely inventory status, more accurate billing data that can generate higher fuel-related revenue, and an opportunity to utilize customer service personnel for more productive activities, such as inspecting vehicles for damage.

I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. I.D. Systems' patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information about I.D. Systems, visit www.id-systems.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company's key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company's products to continue to develop, the inability to protect the Company's intellectual property, the inability to manage the Company's growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company's filings with the
Securities and Exchange Commission, including the Company's registration statement on Form S-3 (File No. 333-131489). These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.